                                                                  EXHIBIT (g)(1)



                         COOKER RESTAURANT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                          Page
                                                                                                          ----

Independent Auditors' Report...............................................................................F-2

Consolidated Balance Sheets as of December 28, 1997 and December 29, 1996..................................F-3

Consolidated Statements of Income for the fiscal years ended December 28, 1997,
     December 29, 1996 and December 31, 1995...............................................................F-4

Consolidated Statements of Changes in Shareholders' Equity for the fiscal years ended
     December 28, 1997, December 29, 1996 and December 31, 1995............................................F-5

Consolidated Statements of Cash Flows for the fiscal years ended December 28, 1997,
     December 29, 1996 and December 31, 1995...............................................................F-6

Notes to Consolidated Financial Statements.................................................................F-7

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
Cooker Restaurant Corporation:


We have audited the accompanying consolidated balance sheets of Cooker Restaurant Corporation and subsidiaries (the "Company") as of December 28, 1997 and December 29, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cooker Restaurant Corporation and subsidiaries as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 28, 1997 in conformity with generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for preoperational costs in 1997.

                                              KPMG PEAT MARWICK LLP

January 30, 1998
Fort Lauderdale, Florida

                         COOKER RESTAURANT CORPORATION


                          CONSOLIDATED BALANCE SHEETS
                         (Dollar amounts in thousands)

                    December 28, 1997 and December 29, 1996



                                    Assets                          1997              1996
                                    ------                          ----              ----
Current assets:
     Cash and cash equivalents                                    $   4,685            2,009

     Inventory                                                        1,509            1,128
     Land held for sale                                                  55            1,560
     Preoperational costs                                                --              749
     Prepaid expenses and other current assets                        1,057              527
                                                                  ---------         --------
               Total current assets                                   7,306            5,973

Property and equipment, net                                         134,190          107,010
Other assets                                                          1,425            1,650
                                                                  ---------         --------

                                                                  $ 142,921          114,633
                                                                  =========         ========

                     Liabilities and Shareholders' Equity
                     ------------------------------------


     Current liabilities:
     Note payable                                                 $      --            4,613

     Accounts payable                                                 4,668            3,845
     Accrued liabilities                                              6,684            6,030
     Current maturities of long-term debt                            27,500               --
     Capital lease obligation, current                                  173               --
     Income taxes payable                                                61              991
                                                                  ---------         --------
               Total current liabilities                             39,086           15,479

Long-term debt, excluding current maturities                         14,915           16,822
Capital lease obligation, long-term                                     502               --
Deferred income taxes                                                 1,813              582
Other liabilities                                                       133               --
                                                                  ---------         --------

               Total liabilities                                     56,449           32,883
                                                                  ---------         --------

Shareholders' equity:
     Common share-without par value; authorized, 30,000,000
     shares; issued 10,548,000 and 10,548,000 shares at
     December 28, 1997 and December 29, 1996, respectively           63,039           63,583
     Retained earnings                                               29,570           24,316
     Treasury stock, at cost, 526,000 and 513,000 shares at
     December 28, 1997 and December 29, 1996, respectively           (6,137)          (6,149)
                                                                  ---------         --------

                                                                     86,472           81,750
                                                                  ---------         --------
Commitments and contingencies

                                                                  $ 142,921          114,633
                                                                  =========         ========

See accompanying notes to consolidated financial statements.

                         COOKER RESTAURANT CORPORATION


                       CONSOLIDATED STATEMENTS OF INCOME
                     (In thousands, except per share data)

 Fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995


                                                               1997              1996            1995
                                                               ----              ----            ----

Sales                                                        $ 135,458          110,273          91,678
                                                             ---------         --------         -------

Cost of sales:
   Food and beverage                                            38,762           31,322          26,218
   Labor                                                        46,711           38,074          31,977
   Restaurant operating expenses                                23,662           18,470          15,065
   Restaurant depreciation and amortization                      4,966            3,675           3,134
   General and administrative                                    7,368            6,019           5,655
   Preoperational costs                                          2,184              949             823
   Impairment of long-lived assets                                 472               --              --
   Interest expense                                              1,788            1,408          1, 978
   Loss (gain) on sale of property                                (170)               2            (305)
   Interest and other income                                       (99)            (167)            (30)
                                                             ---------         --------         -------
                                                               125,644           99,752          84,515
                                                             ---------         --------         -------

Income before income taxes and cumulative effect of a
     change in accounting principle                              9,814           10,521           7,163
Provision for income taxes before cumulative effect
     of a change in accounting principle                         3,362            3,789           2,731
                                                             ---------         --------         -------
           Income before cumulative effect of a change in
           accounting principle                                  6,452            6,732           4,432

Cumulative effect of change in accounting for
     preoperational costs (less tax of $253)                       496               --              --
                                                             ---------         --------         -------
           Net income                                        $   5,956            6,732           4,432
                                                             =========         ========         =======

Basic earnings per common share:
     Income before cumulative effect of change in
     accounting principle                                    $    0.64             0.75            0.62
     Cumulative effect of change in accounting
     for preoperational costs                                    (0.05)              --              --
                                                             ---------         --------         -------
          Net income                                         $    0.59             0.75            0.62
                                                             =========         ========         =======

Diluted earnings per common share:
Income before cumulative effect of change
     in accounting principle                                 $    0.63             0.72            0.61
     Cumulative effect of change in accounting
          for preoperational costs                               (0.05)              --              --
                                                             ---------         --------         -------
Net income                                                   $    0.58             0.72            0.61
                                                             =========         ========         =======

Pro forma amounts assuming change in accounting
     principle is applied retroactively:
          Net income                                         $   6,452            6,442           4,667
                                                             =========         ========         =======
          Earnings per share - primary                       $    0.64             0.72            0.65
                                                             =========         ========         =======
          Earnings per share - diluted                       $    0.63             0.69            0.63
                                                             =========         ========         =======


See accompanying notes to consolidated financial statements.

                         COOKER RESTAURANT CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    (Dollar and share amounts in thousands)

 Fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995




                                             Common shares                                 Treasury stock
                                       -----------------------         Retained        -----------------------
                                        Shares        Amounts          earnings        Shares          Amounts            Total
                                        ------        -------          --------        ------          -------            -----
Balance, January 1, 1995                 7,651        $ 26,003         $ 13,939            500         $ (6,034)        $ 33,908
   Shares repurchased                       --              --               --             13             (115)            (115)
   Issuance of common shares under
   stock option plans
                                            12              52               --             --               --               52
   Tax benefits of stock options
        exercised                           --              27               --             --               --               27
   Dividends paid $.05 per share
                                            --              --             (358)            --               --             (358)
   Net income                               --              --            4,432             --               --            4,432
                                        ------        --------         --------         ------         --------         --------

Balance, December 31, 1995               7,663          26,082           18,013            513           (6,149)          37,946
   Issuance of common shares under
   stock option plans
                                            10              59               --             --               --               59
   Proceeds from secondary offering
                                         2,875          37,442               --             --               --           37,442
   Dividends paid $.06 per share
                                            --              --             (429)            --               --             (429)
   Net income                               --              --            6,732             --               --            6,732
                                        ------        --------         --------         ------         --------         --------
                                        10,548          63,583           24,316            513           (6,149)          81,750
Balance, December 29, 1996
   Shares repurchased                       --              --               --            122           (1,361)          (1,361)
   Issuance of shares under stock
   option plans                             --            (751)              --           (109)           1,373              622
   Tax benefits of stock options
        exercised                           --             207               --             --               --              207
   Dividends paid $.07 per share
                                            --              --             (702)            --               --             (702)
   Net income                               --              --            5,956             --               --            5,956
                                        ------        --------         --------         ------         --------         --------

Balance, December 28, 1997              10,548        $ 63,039           29,570            526           (6,137)          86,472
                                        ======        ========         ========         ======         ========         ========


See accompanying notes to consolidated financial statements.

                         COOKER RESTAURANT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

 Fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995



                                                                    1997             1996            1995
                                                                    ----             ----            ----

Cash flows from operating activities:
Net income                                                        $  5,956           6,732           4,432
     Adjustments to reconcile net income to net cash
          provided by operating activities:
        Cumulative effect of change in accounting principle            749              --              --
        Depreciation and amortization                                5,470           4,026           3,552
        Amortization of preoperational costs                            --             949             823
        Impairment of asset                                            472              --              --
        Deferred income taxes                                        1,231              70            (162)
        (Gain) loss on sale of property                               (170)              2            (305)
        Gain on repurchase of debentures, net of income taxes           --              --             (23)
        (Increase) decrease in:
             Inventory                                                (381)           (214)            (84)
             Preoperational costs                                       --          (1,402)           (444)
             Prepaid expenses and other current assets                (530)            (74)            237
             Other assets                                              225             436            (276)
        Increase (decrease) in:
             Accounts payable                                          823           1,424             460
             Accrued liabilities                                       654             487           1,110
             Income taxes payable                                     (930)            208             175
             Deferred rent                                             133              --              --
                                                                  --------         -------         -------
               Net cash provided by operating activities            13,702          12,644           9,495
                                                                  --------         -------         -------
Cash flows from investing activities:
     Purchases of property and equipment                           (33,109)        (34,997)        (17,200)
     Proceeds from sale of property and equipment                    2,375             532             459
                                                                  --------         -------         -------
               Net cash used in investing activities               (30,734)        (34,465)        (16,741)
                                                                  --------         -------         -------
Cash flows from financing activities:
     Proceeds from note payable                                         --           6,150              --
     Payment on note payable                                        (4,613)         (1,537)             --
     Borrowings under revolving line of credit                      49,199          21,469          23,124
     Repayments under revolving line of credit                     (22,408)        (38,866)        (14,313)
     Redemption of debentures                                       (1,198)         (1,357)         (1,180)
     Repurchase of debentures                                           --            (400)           (893)
     Exercise of stock options                                         829              59              78
     Proceeds from secondary offering                                   --          37,442              --
     Purchases of treasury stock                                    (1,361)             --              --
     Capital lease obligations                                         (38)             --              --
     Dividends paid                                                   (702)           (429)           (358)
                                                                  --------         -------         -------
               Net cash provided by financing activities            19,708          22,531           6,458
                                                                  --------         -------         -------
Net increase (decrease) in cash and cash equivalents                 2,676             710            (788)

Cash and cash equivalents, at beginning of year                      2,009           1,299           2,087
                                                                  --------         -------         -------

Cash and cash equivalents, at end of year                         $  4,685           2,009           1,299
                                                                  ========         =======         =======


See accompanying notes to consolidated financial statements.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           December 28, 1997, December 29, 1996 and December 31, 1995



(1)      DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

         Cooker Restaurant Corporation and subsidiaries (the "Company") owns and operates 60 restaurants in Tennessee, Ohio, Indiana, Kentucky, Michigan, Florida, Georgia, North Carolina, Virginia and Maryland which have been developed under the Cooker concept.

         (a)    PRINCIPLES OF CONSOLIDATION

                The consolidated financial statements include the financial statements of Cooker Restaurant Corporation and its majority-owned subsidiaries, CGR Management Corporation and Southern Cooker Partnership. All significant intercompany balances and transactions have been eliminated in the consolidation.

         (b)    FISCAL YEAR

                The Company's fiscal year ends on the Sunday closest to December 31 of each year. Fiscal years 1997, 1996 and 1995 consisted of 52 weeks.

         (c)    CASH AND CASH EQUIVALENTS

                The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents of $3,695,732 and $657,590 at December 28, 1997 and December 29, 1996, respectively, consist of overnight repurchase agreements and credit card receivables and short-term investment with a maturity of three months or less. Credit card receivables are considered cash equivalents because of their short collection period. The carrying amount of cash equivalents approximates fair value.

         (d)    INVENTORIES

                Inventories consist primarily of food and beverages and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

         (e)    PROPERTY AND EQUIPMENT

                Property and equipment are recorded at cost. Equipment under capital leases are stated at the lower of the present value of the minimum lease payments or the fair value of the leased property. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining lease term.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                Maintenance and repairs are charged directly to expense as incurred. When property and equipment are sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and the resulting gains or losses are reported in operations.

                Interest is capitalized primarily in connection with the construction of new restaurants. Capitalized interest is amortized over the estimated useful life of the asset. Interest costs of $445,800 and 618,000 were capitalized in fiscal 1997 and 1996, respectively.

         (f)    DEFERRED FINANCING COSTS

                Deferred financing costs are being amortized by the interest method using the effective interest rate implicit in the borrowing transaction. Amortization expense was $130,000, $130,000, and $130,368 for the years ended December 28, 1997, December 29, 1996 and December 31, 1995, respectively.

         (g)    PREPAID LEASE

                Prepaid lease represents prepayment of a long-term land lease and is being amortized over the lease term.

         (h)    INCOME TAXES

                The Company accounts for income taxes under the provisions of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which generally requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured by applying enacted tax rates and laws for the taxable years in which those differences are expected to reverse. In addition, SFAS No. 109 requires adjustment of previously deferred income taxes for changes in tax rates under the liability method.

         (i)    EARNINGS PER SHARE

                In December 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which establishes new guidelines for the calculation of earnings per share. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the excercise of stock options, as well as their related income tax effects. Earnings per share for all prior periods have been restated to reflect the provision of this Statement.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                Basic and diluted share data are as follows (in thousands):


                                                 1997         1996        1995
                                                 ----         ----        ----

Weighted average shares outstanding - basic      10,024       8,980       7,151

Effect of dilutive securities:
  Options                                           263         404         172
                                                 ------       -----       -----

Diluted shares                                   10,287       9,384       7,323
                                                 ======       =====       =====

                Convertible subordinated debentures outstanding as of December 28, 1997 are convertible into 691,710 shares of common stock at $21.5625 per share and due October 2002, were not included in the computation of diluted EPS for each of the years in the three-year period ended December 28, 1997 as the inclusion of the convertible subordinated debentures would be antidilutive.

                Options to purchase 840,215 shares of common stock, at prices ranging from $10.875 to $21.75 per share, were outstanding for the year ended December 28, 1997, but were not included in the computation of diluted EPS because the options' excercise prices were greater than the average market price of the common shares for the year ended December 28, 1997. The options expire between October 2001 and March 2007.

                Options to purchase 95,340 shares of common stock, at prices ranging from $12.875 to $21.75 per share, were outstanding for the year ended December 27, 1996, but were not included in the computation of diluted EPS because the options' excercise prices were greater than the average market price of the common shares for the year ended December 27, 1996. The options expire between April 2002 and April 2006.

         (j)    USE OF ESTIMATES

                The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (k)    FINANCIAL INSTRUMENTS

                The carrying amount of cash and cash equivalents, accounts payable and other current liabilities, and the revolving line of credit approximates fair value because of the short maturity of these instruments. The fair value of the convertible subordinated debentures is estimated by discounting future cash flows at rates currently offered to the Company for similar types of borrowing arrangements. The carrying amount and fair value of the convertible subordinated debentures is $13,573,000 at December 28, 1997 and $16,113,000 at December 29, 1996,
                respectively.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (l) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

                Annually, or more frequently if events or circumstances change, a determination is made by management to ascertain whether property and equipment and other intangibles have been impaired based on the sum of expected future undiscounted cash flows from operating activities. If the estimated net cash flows are less than the carrying amount of such assets, the Company will recognize an impairment loss in an amount necessary to write down the assets to a fair value as determined from expected future discounted cash flows. Based upon its most recent analysis, the Company determined that an impairment write down was necessary for certain locations due to a decline in sales and corresponding trend of increasing operating expenses at certain locations. As a result of this analysis, the Company recognized an impairment write down of $472,000 for two restaurant locations during the fourth quarter ended December 28, 1997.

         (m)    STOCK OPTION PLAN

                Prior to January 1, 1996, the Company accounted for its stock-option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

         (n)    RECENT ACCOUNTING PRONOUNCEMENT

                In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130 - "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 31, 1997. Management does not anticipate a significant impact of the adoption of SFAS No. 130 on the Company's consolidated financial position, results of operations or cash flows.

                In June 1997, the FASB issued SFAS No. 131 - "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports to shareholders. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management does not anticipate a significant impact of the adoption of SFAS No. 131 on the Company's consolidated financial position, results of operations or cash flows.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (O)    RECLASSIFICATIONS

                Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

(2)      PREOPERATIONAL COSTS

         Effective December 30, 1996, the Company changed its method of accounting for preoperational costs, costs for employee training and relocation, and supplies incurred in connection with the opening of a restaurant to expense these costs as incurred. The Company capitalized these costs and amortized them over one year, commencing from the date the restaurant is opened. The expensing method is the preferable method based on recent accounting trends.

         The Company restated 1997 first quarter results to record a pre-tax charge of $749,000 [$496,000 after taxes or $.05 per share (diluted)] as the cumulative effect of the change in accounting for preoperational costs. Quarterly earnings were restated to reflect the cumulative effect charge and the additional current-year expense (see note 16).

(3)      PROPERTY AND EQUIPMENT, NET

         Property and equipment, net, consists of the following:

                                                          December 28,       December 29,
                                                            1997                 1996            Useful life
                                                            ----                 ----            -----------
                                                                           (in thousands)

Land                                                      $   36,470             26,997               --
Buildings and leasehold                                                                         20-40 years, or
  improvements                                                84,622             59,244      shorter of lease term
Furniture, fixtures and equipment                             28,495             21,169            5-8 years
Construction in progress                                       6,145             16,916               --
Capital lease                                                    713                 --             4 years
                                                            --------           --------
                                                             156,445            124,326
Less accumulated depreciation and amortization
                                                             (22,255)           (17,316)
                                                            --------           --------

      Property and equipment, net                          $ 134,190            107,010
                                                             =======            =======

         Depreciation and amortization expense of property and equipment approximated $5,470,000, $4,026,000 and $3,552,000 for the years ended December 27, 1997, December 29, 1996, and December 31, 1995, respectively.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(4)      OTHER ASSETS

         Other assets consist of the following:

                                                             December 28,       December 29,
                                                                 1997               1996
                                                                 ----               ----
                                                                      (in thousands)

Deferred financing costs, net of accumulated
    amortization of $833,000 and $703,000                      $  480              $  603
Prepaid lease, net of accumulated amortization
    of $74,000 and $60,000                                        615                 629
Liquor licenses                                                   185                 234
Deposits                                                           89                  58
Other                                                              56                 126
                                                               ------              ------
                                                               $1,425              $1,650
                                                               ======              ======


(5)      ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                       December 28,       December 29,
                                           1997               1996
                                           ----               ----
                                                (in thousands)

Salaries, wages and benefits              $3,394              $3,073
Gift certificates payable                  1,064                 728
Sales tax payable                            651                 738
Property taxes                               194                 214
Insurance                                    604                 743
Other                                        777                 534
                                          ------              ------
                                          $6,684              $6,030
                                          ======              ======

(6)      NOTE PAYABLE

         On September 20, 1996, the Company issued a promissory note to finance the purchase of property in the amount of $6,150,000, payable in four equal installments of $1,537,500 through May 1997, and secured by an irrevocable standby letter of credit. The note was repaid during fiscal 1997.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(7)      LONG-TERM DEBT

         Long-term debt consists of the following:

                                                  December 28,      December 29,
                                                     1997              1996
                                                     ----              ----
                                                         (in thousands)

Convertible subordinated debentures               $  14,915          $  16,113
Revolving line of credit                             27,500                709
                                                     ------            -------
                                                     42,415             16,822
   Less current maturities of long-term debt        (27,500)                --
                                                     ------            -------

   Long-term debt, excluding current maturities   $  14,915          $  16,822
                                                     ======             ======

         The convertible subordinated debentures (the "Debentures") mature October 1, 2002, with interest payable quarterly at 6.75 percent. The Debentures are convertible at any time before maturity, unless previously redeemed, into common shares of the Company at a conversion price of $21.5625 per share, subject to adjustment for stock splits. The Debentures are subordinated to all existing and future senior indebtedness of the Company as defined in the indenture agreement.

         At the debenture holder's option, the Company is obligated to redeem debentures tendered during the period from August 1 through October 1 of each year, commencing August 1, 1994, at 100 percent of their principal amount plus accrued interest, subject to an annual aggregate maximum (excluding the redemption option on the death of the holder) of $1,150,000. During fiscal years 1997 and 1996, the Company redeemed the annual aggregate maximum amount required by the holder's option. The Company is also required to redeem debentures at 100 percent of their principal plus accrued interest in the event of death of a debenture holder up to a maximum of $25,000 per year per deceased debenture holder. During fiscal years 1997 and 1996, the Company redeemed debentures subject to this provision of $48,000 and $207,000, respectively.

         The Debentures are redeemable at any time on or after October 1, 1994 at the option of the Company, in whole or in part, at declining premiums. In addition, upon the occurrence of certain changes of control of the Company, the Company is obligated to purchase Debentures at the holder's option at par plus accrued interest.

         On December 22, 1995, the Company entered into a revolving/term loan under an amended and restated loan agreement (the "Agreement") with a bank for borrowings up to $33,000,000. Borrowings under the Agreement may be used for general working capital purposes and costs incurred in expansion of the restaurant business. The Agreement is secured by certain properties owned by the Company. Beginning January 1, 1998, borrowing availability will be reduced quarterly by a maximum of $1,650,000.

         The agreement matures December 31, 1998 and bears quarterly interest payments at the Company's option of LIBOR plus 1.25 percent up to LIBOR plus 2.00 percent or prime up to prime plus 0.50 percent, based on a financial ratio as defined in the Agreement. Interest on borrowings at December 28, 1997 ranged from 6.25 percent to 6.48 percent.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Agreement contains certain restrictive covenants, including maintenance of a minimum tangible net worth and fixed charge coverage ratio and limitations on indebtedness, stock acquisitions, encumbrances and new restaurant expansion. In addition, provided that net income of the prior year exceeds $2,000,000, dividends can be declared but cannot exceed 15 percent of the prior year's net income.


(8)      DERIVATIVE FINANCIAL INSTRUMENTS

         The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate risk.

         Interest rate swap agreements are used to reduce the potential impact of increases in interest rates on floating-rate long-term debt. At December 28, 1997, the Company was a party to an interest rate swap agreement with a termination date of September 28, 2001. The agreement entitles the Company to receive from the counterparty (a major bank), the amounts, if any, by which the Company's interest payments on its $27,500,000 line of credit (included in the $33,000,000 line of credit) exceed 6.25 percent through the termination date. No amounts were received by the Company during the year ended December 28, 1997.

         The fair value of the interest swap agreement approximated $486,000 at December 28, 1997. The fair value is estimated using option pricing models that value the potential for the swaps to become in-the-money through changes in interest rates during the remaining term of the agreement.

         The Company is exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral to support financial instruments but monitors the credit standing of the counterparties.

(9)      SHAREHOLDERS' EQUITY

         The Company has authorized 300,000 shares of Class A Junior participating preferred shares, without par value and 4,700,000 Class B preferred shares, without par value, none of which have been issued. Holders of Class A Junior participating preferred shares are entitled to quarterly dividends equal to the greater of $.05 or 100 times the aggregate per share amount of all cash and noncash dividends and holders of Class B are entitled to dividends before distribution to holders of common shares. Each Class A Junior participating preferred share entitles the holder to 100 votes on all matters submitted to vote by the shareholders. Holders of Class B preferred shares are entitled to one vote for each share on matters requiring approval. The liquidating value for Class A Junior participating preferred shares is $.10 per share, plus all accrued and unpaid dividends.

         In January 1990, the board of directors approved a shareholder rights plan, as amended, which provides that, in the event that a third party purchases 20 percent or more of total outstanding stock of the Company, a dividend distribution of o ne and one-half rights for each outstanding common share will be made. These rights expire ten years from date of issuance, if not earlier, redeemed by the Company, and entitle the holder to purchase, under certain conditions, preferred shares or common shares of the Company. As of December 28, 1997, approximately 15,183,000 rights were outstanding.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In March 1997, the board of directors approved a plan to repurchase 122,000 common shares. Repurchase under this program was completed in March at a cost of approximately $1,361,000. When treasury shares are reissued, any excess of the average acquisition cost of the shares over the proceeds from reissuance is charged to retained earnings.

(10)     INCOME TAXES

         The components of the provision for income taxes are as follows:

                                             December 28,       December 29,      December 31,
                                                1997                1996               1995
                                                ----                ----               ----
                                                               (in thousands)
Current taxes:
    Federal                                     $ 1,545               2,975               2,412
    State and local                                 333                 744                 481
                                                -------               -----              ------
                                                  1,878               3,719               2,893
Deferred taxes                                    1,484                  70                (162)
                                                -------               -----              ------
Provision before cumulative effect                3,362               3,789               2,731
Benefit from cumulative effect                     (253)                 --                  --
                                                -------               -----              ------

   Provision for income taxes                   $ 3,109               3,789               2,731
                                                =======               =====              ======

         The provision (benefit) for deferred income taxes consists of the following:


                                         December 28,       December 29,
                                            1997                1996
                                            ----                ----
                                                (in thousands)

Accelerated depreciation                   $ 1,466                 14
Impairment of assets                          (179)                --
Preoperational costs                          (253)               121
Accrued health                                  (3)               (14)
Accrued vacation                               (13)               (18)
Provision for asset disposal                    95                (12)
Other accrued expenses                         173                (27)
Other                                          (55)                 6
                                           -------               ----

   Total                                   $ 1,231                 70
                                           =======               ====

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         A reconciliation of the differences between income taxes calculated at the federal statutory tax rate and the provision for income taxes before extraordinary item is as follows:

                                                 December 28,       December 29,      December 31,
                                                    1997                1996               1995
                                                    ----                ----               ----
                                                                    (in thousands)
Income tax at statutory rates before
   extraordinary item                               34.0%               34.0%               34.0%
State and local income taxes, net
   of federal tax benefit                            4.0%                4.7%                4.4%
Reserve for tax examination                           --                  --                 2.9%
FICA tip tax credit                                 (4.1)%              (4.6)%              (5.2)%
Other nondeductible items                            0.4%                1.9%                2.0%
                                                    ----                ----                ----

                                                    34.3%               36.0%               38.1%
                                                    ====                ====                ====

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                        December 28,       December 29,
                                           1997                1996
                                           ----                ----
                                                (in thousands)

Accelerated depreciation                  $ 2,193                738
Impairment of assets                         (179)                --
Preoperational costs                           --                289
Accrued health                               (115)              (114)
Accrued vacation                             (138)              (126)
Provision for asset disposal                   --                (96)
Other accrued expenses                         71               (104)
Other                                        (19)                (5)
                                           -------               ----

                                          $ 1,813                582
                                          =======               ====

         The Internal Revenue Service (IRS) has completed its examination of the Company's income tax returns for the years 1990 through 1993. The Company has received statutory notices of deficiencies for the 1990 and 1991 years, and has filed a petition in the United States Tax Court contesting these deficiencies. Statutory notices of deficiencies for the 1992 and 1993 years are forthcoming. Once received, the Company intends to file a petition in the United States Tax Court contesting the deficiencies for these two years also. The deficiencies claimed by the IRS for the 1990-1993 years approximate $900,000, exclusive of interest and penalties. The Company believes that the accruals it has provided in connection with this matter are adequate, and that the resolution of the case in the United States Tax Court will not have a material adverse effect on the Company's financial condition or results of operations.

(11)     EMPLOYEE STOCK OWNERSHIP PLAN

         In 1989, the Company established an employee stock ownership plan (the "ESOP" or the "Plan"). All employees who have reached the age of 21 years are participants in the Plan. Participants vest in the Plan, based upon a graduated schedule providing 20 percent after three years of service and each year thereafter, with full vesting after seven years.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The amount and frequency of contributions to the Plan are at the discretion of the Company. There were no contributions made to the ESOP during fiscal 1996 and 1997. Dividends on shares held by the ESOP are used to reduce the Company's receivable from the ES OP prior to allocation to ESOP participant accounts. Shares forfeited, due to participant withdrawals from the ESOP during fiscal 1997, will be reallocated to remaining participants as of the end of the Plan year, as was done for shares forfeited due to participant withdrawals from the ESOP during fiscal 1996 and 1995.

         As of December 28, 1997 and December 29, 1996, the ESOP owns 239,000 and 272,000, respectively, of the Company's common shares, all of which are allocated to eligible participants. In 1997, the Company expressed an intention to terminate the Plan, subject to Plan provisions.

(12)     STOCK OPTION PLANS

         The Company has stock option plans adopted in 1988 ("1988 Plan") and 1992 ("1992 Plan"), as amended. Under these plans, employees and nonmanagement directors are granted stock options as determined by a committee appointed by the board of directors at an exercise price no less than fair market value at the date of grant. Each option permits the holder to purchase one share of common stock of the Company at the stated exercise price up to ten years from the date of grant. Options vest at a rate of 25 percent per year or, if there is substantial change in control of the Company, the options become fully vested and exercisable. The Company has reserved 682,000 and 718,000 common shares for issuance to employees and 73,332 and 200,000 for issuance to nonmanagement directors under the 1988 Plan and 1992 Plan, respectively. No further options can be granted under the 1988 Plan for employees and nonmanagement directors and under the 1992 Plan for employees. The granting of options under the 1992 Plan for directors expires April 13, 2002.

         In April 1996, the board of directors and shareholders approved the 1996 officer option plan (the "1996 Plan") which provides for the grant of nonqualified options to officers and employee-directors of the Company. The number of shares is limited to fifteen percent of the issued and outstanding shares of common stock, less shares subject to options issued to officers and employee-directors. The recipients of the options granted under the 1996 Plan, the number of shares to be covered by each option, and the exercise price, vesting terms, if any, duration and other terms of each option shall be determined by the committee of the Company's board of directors. Each option permits the holder to purchase one share of common stock of the Company at the stated exercise price up to ten years from the date of grant. The exercise price shall be determined by the committee at the time of grant, but in no event shall the exercise price be less than the fair market value of a share on the date of grant. These options become vested over various periods not to exceed four years from the date of grant or, if there is substantial change in control of the Company, the options become fully vested and exercised. The maximum number of shares granted during any fiscal year by the Company shall be 500,000 to any one officer. The Company has issued 12,500 options under the 1996 Plan through December 28, 1997. The Plan expires April 22, 2006.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Changes in the number of shares under the stock option plans are summarized as follows:


                                              Options                        Price
                                              -------           -----------------------------

Balance at January 1, 1995                    894,000           $  4.03        --       21.75
   Granted                                     65,000              6.75        --       11.00
   Canceled                                   (17,000)             6.75        --       11.19
   Exercised                                  (11,000)             4.03        --        7.63
                                            ---------           -----------------------------

Balance at December 31, 1995                  931,000           $  4.03        --       21.75
   Granted                                    373,000             11.25        --       13.87
   Canceled                                   (23,000)             6.75        --       11.62
   Exercised                                  (10,000)             4.04        --       11.19
                                            ---------           -----------------------------

Balance at December 29, 1996                1,271,000           $  4.04        --       21.75
   Granted                                    373,000             10.37        --       11.50
   Canceled                                   (19,000)             6.75        --       11.62
   Exercised                                 (109,000)             4.03        --        7.63
                                            ---------           -----------------------------

Balance at December 28,1997                 1,516,000           $  4.03        --       21.75
                                            =========           =============================

         The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


                                                     1997            1996            1997
                                                     ----            ----            ----
                                                             (in thousands, except
                                                                  per share data)


Net income:                     As reported          $ 5,956       $ 6,732        $ 4,432
                                Pro forma            $ 5,395       $ 6,413        $ 4,397

Basic earnings per share:       As reported          $   .59       $   .75        $   .62
                                Pro forma            $   .54       $   .71

Diluted earnings per share:     As reported          $   .58       $   .72        $   .61
                                Pro forma

         Pro forma net income reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of four years and compensation cost for options granted prior to January 2, 1995 is not considered.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The per share weighted-average fair value of stock options granted during 1997, 1996 and 1995 was $5.04, $5.56 and $3.89, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: dividend yield .61 percent, .49 percent and .65 percent, risk-free interest rates of 6.5 percent, 5.6 percent and 6.69 percent, expected lives of 7 years for all years, and expected volatility of 33 percent, 37 percent and 37 percent.

         Stock option activity during the periods indicated is as follows:

                                            Number of         Weighted-average
                                              shares           exercise price
                                              ------           --------------

Balance at January 1, 1995                   894,000                 7.63
   Granted                                    65,000                 8.02
   Canceled                                  (17,000)                8.96
   Exercised                                 (11,000)                4.64
                                          ----------               ------

Balance at December 31, 1995                 931,000                 7.68
   Granted                                   373,000                11.77
   Canceled                                  (23,000)               10.82
   Exercised                                 (10,000)                5.62
                                          ----------               ------

Balance at December 29, 1996               1,271,000                 8.77
   Granted                                   373,000                10.97
   Canceled                                  (19,000)               10.95
   Exercised                                (109,000)                5.78
                                          ----------               ------

Balance at December 28, 1997               1,516,000               $ 9.48
                                          ==========               ======


         At December 28, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $6.71-$11.85 and
         7.4 years, respectively.

         At December 28, 1997, December 29, 1996 and December 31, 1995, the number of options exercisable was 717,000, 583,000 and 417,000, respectively, and the weighted-average exercise price of those options was $8.50, $7.91 and $7.86, respectively.

(13)     COMMITMENT AND CONTINGENCIES

         (a)    Leases

                The Company leases buildings for certain of its restaurants under long-term operating leases which expire over the next twenty-five years. In addition to the minimum rental for these leases, the Company also pays, in certain instances, additional rent based on a percentage of sales, and its pro rata share of the lessor's direct operating expenditures. Several of the leases provide for option renewal periods and scheduled rent increases. Rental expense totaled $2,022,000, $1,549,000 and $1,378,000, including percentage rent of $231,000, $231,000 and $262,000 for the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995, respectively.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Minimum rental commitments for noncancelable leases as of December 28, 1997 are as follows:


Fiscal year ending                                    Amount
------------------                                    ------
                                                  (in thousands)

   1998                                            $ 2,258,744
   1999                                              2,290,499
   2000                                              2,282,782
   2001                                              2,305,400
   2002                                              2,384,056
Thereafter                                          22,955,897
                                                   ------------

                                                   $ 34,477,378
                                                   ============


         (b)    LEGAL MATTERS

                The Company is a party to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

         (c)    EMPLOYMENT AGREEMENTS

                The Company and five of its officers have entered into employment agreements which become effective upon a change in control of the Company not approved by the board of directors, as defined in the agreement and subject to certain criteria. The agreement entitles the officers to a base salary, bonus and benefits at not less than the rate the officer was receiving prior to the change in control, limits discharge except for cause, and provides for severance payment equal to the maximum amount under IRS regulations.

         (d)    RETIREMENT SAVINGS PLAN

                Effective January 1, 1997, the Company established a 401(k) retirement savings plan for the benefit of substantially all employees who have attained the age 21 and worked 1,000 hours. Employees may contribute between 1 to 15 percent of eligible compensation. The Company's discretionary match is based on the Company's performance. The Company's contribution will vest 20 percent per year beginning after the third year.

         (e)    SALE-LEASEBACK

                During August 1997, the Company refinanced and entered into an agreement for the sale and leaseback of the point of sale terminal system and software under a sale/leaseback arrangement. The system was sold for $713,000. The transaction was accounted for as a financing wherein the property with a net book value of $713,000 remained on the books and continues to be depreciated. A finance obligation representing the proceeds was recorded and is reduced based on payments under the lease. The lease has a term of four years and requires annual rental payments of $210,000 in 1998, 1999 and 2000 and $175,000 in 2001.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (f)    LEASE GUARANTEE

                The Company subleased its previous headquarters location and has guaranteed the minimum rent due. At December 28, 1997, the outstanding balance on this guarantee was $172,500.

(14)     SUPPLEMENTAL CASH FLOW INFORMATION

         During 1995, the Company received $115,000 of its common stock from the ESOP for partial repayment of the advances to the ESOP. The common stock received was recorded as treasury stock.

         During fiscal 1995, the Company repurchased $643,000 of debentures, which was included in accounts payable at January 1, 1995, and was paid during fiscal 1995.

         Cash paid for interest for fiscal 1997 and 1996 was $2,094,000 and $2,004,000, respectively. Cash paid for taxes for fiscal 1997 and 1996 was $2,808,000 and $3,511,000, respectively.

(15)     RELATED PARTIES

         In 1994, the Board of Directors approved a guaranty by the Company of a loan of $5,000,000 to the Chairman of the Board. In January, 1997, the Board approved a refinancing of the loan with The Chase Manhattan Bank of New York (the "Bank"). The loan (the "Loan") from the Bank bears interest at the Bank's prime rate or LIBOR plus 2%, is secured by 570,000 Common Shares and is guaranteed by the Company in the principal amount up to $6,250,000 including capitalized interest. Pursuant to the loan agreement between the chairman and the Bank, any reduction of the principal amount outstanding under the Loan shall not entitle the chairman to the advancement of additional funds under the Loan. The guaranty provides that the Bank will sell the pledged shares and apply the proceeds thereof to the Loan prior to calling on the Company for its guaranty. The term of the Loan was scheduled to expire in the first quarter of 1998. The term of the loan has been extended until August 28, 1998. At March 24, 1998, the amount of the Loan outstanding, including capitalized and accrued interest, was approximately $5,330,000 and the undiscounted fair market value of the pledged shares was approximately $5,344,000. The guaranty secures the Loan until it is repaid or refinanced without a guaranty. The Company would fund any obligation it incurs under the terms of its guaranty from additional borrowings under its revolving credit/term loan agreement. There can be no assurance that the Loan will be repaid or refinanced at August 28, 1998 on terms that will not result in continuing the guaranty or in material payment. The chairman has agreed to pay to the Company a guaranty fee each year that the guaranty remains outstanding beginning on March 9, 1994, the date the Company first issued its guaranty of the loan. The amount of the guaranty fee is 1/4 percent of the outstanding principal amount of the guaranteed loan on the date that the guaranty fee becomes due. The chairman has agreed to use at least one-half of any incentive bonus paid to him by the Company to pay principal and interest on the Loan beginning with any incentive bonus paid for fiscal year 1998. The chairman has also agreed to make payments on the Loan in amounts sufficient to ensure that the Loan balance on January 31, 1999 does not exceed 90 percent of the Loan balance on January 31, 1998.

                         COOKER RESTAURANT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(16)     QUARTERLY FINANCIAL DATA (UNAUDITED)

         Quarterly financial data (unaudited) for fiscal year 1997 and 1996 are summarized as follows:

                                                                 First        Second        Third          Fourth
                                                                quarter       quarter      quarter        quarter
                                                                -------       -------      -------        -------
                      1997                                          (in thousands, except per share data)
                      ----

Sales                                                           $32,507        33,221        34,167        35,563
Income before income taxes and cumulative effect (a)
                                                                  2,907         3,376         2,356         1,175
Cumulative effect of a change in accounting principle
    (net of tax) (a)                                                496            --            --            --
Net income (a)                                                    1,415         2,219         1,549           773(b)
Earnings per share (a):
    Primary                                                     $  0.14          0.22          0.15          0.08
                                                                =======        ======        ======        ======
    Diluted                                                     $  0.14          0.22          0.15          0.08
                                                                =======        ======        ======        ======

                      1996
                      ----
Sales                                                           $25,486        26,919        29,183        28,685
Income before income taxes                                        2,125         2,575         2,934         2,887

Net income                                                        1,360         1,648         1,878         1,846
Earnings per share:
   Primary                                                      $  0.19          0.19          0.19          0.18
                                                                =======        ======        ======        ======
   Diluted                                                      $  0.19          0.18          0.18          0.18
                                                                =======        ======        ======        ======


         Pro forma amounts assuming change in accounting for preoperational costs applied retroactively:


Net income                                                      $ 1,380         1,382         1,914         1,766
Earnings per share:
    Primary                                                     $   .19           .16           .19           .18
Diluted                                                         $   .19           .15           .19           .17


         (a) Quarterly amounts have been restated to reflect the change in accounting for preoperational costs. The additional benefit/charge in each quarter is as follows: first quarter, charge of $1,042,000 ($649,000 after taxes) or $0.06 per share; second quarter, benefit of $134,000 ($94,000 after taxes) or $.01 per share; and third quarter, charge of $447,000 ($287,000 after taxes) or $.03 per share.

         (b) Includes an impairment of long-lived assets charge of $472,000 ($310,000 after taxes).